SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THE GATEWAY TRUST

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Dear Financial Advisor:

As we reported in June, Gateway Investment Advisers, L.P. (“Gateway Advisers”) has entered into an agreement to be acquired by Natixis Global Asset Management, L.P. In connection with this acquisition, Gateway Advisers is proposing that the Gateway Fund be reorganized and become part of the Natixis Funds family. This new fund will be run by the same portfolio managers and use the same investment strategies as the existing fund.

We are excited about this change because we believe it will provide the Gateway Fund and its shareholders with the support and service available as part of a large-scale global organization. As the Fund has grown to over $4 billion in assets it has come to be distributed in over 50 firms, many of them encompassing hundreds of advisors. In order to expand our resources to continue providing the level of service we strive for in the most cost-effective manner, we have chosen a partnership with our new affiliate Natixis Global Associates1. Natixis GA combines their considerable breadth and depth of experience with a corporate focus on allowing its affiliates to focus on managing client assets. On balance, we expect you and your clients to receive even improved levels of service while maintaining the same portfolio management team and investment philosophy you have experienced in the past.

Investors will also have new avenues to invest in the Gateway strategy with different share classes that can fit an individual investor’s specific situation and investment horizon. In addition, multiple share classes will allow the Gateway Fund to participate in many more advisory programs and investment platforms than the Fund’s current single-share class.

The proposed reorganization requires the approval of Gateway Fund shareholders, and we would appreciate your help in contacting your clients who are invested in the Gateway Fund and encouraging them to vote. Every vote is important, regardless of the number of shares it represents. We’ve enclosed a copy of the letter your shareholders have received, which contains all the necessary information. If you would like to view the proxy statement, please click here. Voting instructions are included both in the letter and on the proxy card.

We appreciate your assistance. If you have any questions please feel free to contact us at 800.354.6339 from 9:00 AM to 5:00 PM Eastern Time, Monday through Friday.

Sincerely,

/s/ Patrick Rogers, CFA
Patrick Rogers, CFA
Chief Executive Officer

GA02-1007

[1]

Natixis Global Associates includes Natixis Distributors, L.P. (member FINRA) and Natixis Asset Management Advisors, L.P., a registered investment advisor. Once the proposed reorganization is complete, Natixis Distributors, L.P. will become the distributor for the Gateway Fund.